Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                We have issued our report dated June 14, 2006 accompanying the financial statements of BIO-key International, Inc. and Subsidiary which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.

/s/ DS&B, Ltd

Minneapolis, Minnesota
September 18 , 2006